Exhibit 10.2

NOTE: In accordance with Item 601(a)(5) of Regulation S-K, the Registrant has omitted Schedule 1.1(a) and Schedule 1.1(b). The Registrant acknowledges that it must provide a copy of any omitted schedules to the Securities and Exchange Commission or its staff upon request.

EXECUTION VERSION

OPERATING AND TRANSITION SERVICES AGREEMENT

This Operating and Transition Services Agreement (this “Agreement”), dated as of June 30, 2026 (the “Effective Date”), is made by and among Aquarion Water Authority, a public corporation and political subdivision of the State of Connecticut (“Service Provider” or “AWA”), Unitil Corporation, a New Hampshire corporation (“Buyer”), and Eversource Energy, a Massachusetts voluntary association (“Eversource”). Service Provider, Buyer and Eversource are sometimes referred to collectively as the “Parties” and individually as a “Party”. The definitions of capitalized terms used but not defined in this Agreement are set forth in the AWA-Unitil PSA (as defined below).

RECITALS

WHEREAS, Service Provider, Eversource, and the other party thereto entered into that certain Purchase and Sale Agreement, dated as of January 27, 2025, as amended by that certain Amendment No. 1 to Purchase and Sale Agreement, dated as of January 23, 2026, that certain Amendment No. 2 to Purchase and Sale Agreement, dated as of February 23, 2026, that certain Amendment No. 3 to Purchase and Sale Agreement dated as of May 25, 2026 (as may be further amended from time to time, the “ES-AWA PSA”), pursuant to which, among other things and on the terms and subject to the conditions set forth therein, Eversource agreed to sell to Service Provider, and Service Provider agreed to purchase from Eversource, all of Eversource’s rights, title and interests in and to all of the issued and outstanding shares of common stock of Aquarion Company (“Aquarion”);

WHEREAS, Service Provider, Eversource, and the other party to the ES-AWA PSA contemplate entering into an Amendment No. 4 to Purchase and Sale Agreement to exclude Aquarion Water Company of Massachusetts, Inc. (“Aquarion Massachusetts”) and Aquarion Water Capital of Massachusetts, Inc. from the transactions contemplated under the ES-AWA PSA;

WHEREAS, following the signing of the ES-AWA PSA, Service Provider, Buyer, and another party entered into that certain Purchase and Sale Agreement, dated as of May 5, 2025, as amended by that certain Amendment No. 1 to Purchase and Sale Agreement, dated as of January 23, 2026, that certain Amendment No. 2 to Purchase and Sale Agreement, dated as of February 23, 2026, and that certain Amendment No. 3 to Purchase and Sale Agreement dated as of May 25, 2026 (the “AWA-Unitil PSA”), pursuant to which, among other things and on the terms and subject to the conditions set forth therein, Service Provider agreed to sell to Buyer, and Buyer agreed to purchase from Service Provider, all of Service Provider’s rights, title and interests in and to all of the issued and outstanding shares of common stock of Aquarion Massachusetts, Abenaki

Water Co., Inc. (“Abenaki”) and Aquarion Water Company of New Hampshire, Inc. (“AWC NH” and AWC NH together with Abenaki, “Aquarion NH”);

WHEREAS, Service Provider, Buyer and the other party to the AWA-Unitil PSA contemplate entering into an Amendment No. 4 to Purchase and Sale Agreement to exclude Aquarion Massachusetts from the transactions contemplated under the AWA-Unitil PSA;

WHEREAS, Eversource and Buyer intend to enter into a Purchase and Sale Agreement (the “ES-Unitil PSA”), pursuant to which, among other things and on the terms and subject to the conditions set forth therein, Eversource will agree to sell to Buyer, and Buyer will agree to purchase from Eversource, all of Eversource’s rights, title and interests in and to all of the issued and outstanding shares of common stock of Aquarion Massachusetts (the “Aquarion Massachusetts Sale”);

WHEREAS, (i) at and after the Closing of the transactions contemplated under the ES-AWA PSA and the AWA-Unitil PSA, Buyer has requested that Service Provider provide or cause to provide, and Service Provider has agreed to provide or cause to provide, to Aquarion NH, (ii) at and after the Closing of the transactions contemplated under the ES-AWA PSA and the AWA-Unitil PSA until the consummation of the Aquarion Massachusetts Sale, Eversource has requested that Service Provider provide or cause to provide, and Service Provider has agreed to provide or cause to provide, to Aquarion Massachusetts and (iii) after the consummation of the Aquarion Massachusetts Sale, Buyer has requested that Service Provider provide or cause to provide, and Service Provider has agreed to provide or cause to provide, to Aquarion Massachusetts (collectively with Aquarion NH for purposes of the services to be provided under this Agreement, the “Company Group”), in each case, certain operating and transition services described in this Agreement, on the terms and subject to the conditions set forth in this Agreement.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and the mutual agreements, covenants, representations, and warranties set forth herein, including the Recitals to this Agreement, which are hereby incorporated by reference into this Agreement, and intending to be legally bound hereby, the Parties agree as follows:

Article I

SERVICES
Section 1.1
GENERAL INTENT; SERVICES. The Parties agree that the purpose of this Agreement is to establish the terms under which Service Provider will provide to the Company Group certain services to continue the operation and maintenance of the Company Group substantially consistent with past practices until the End Date. On the terms and subject to the conditions set forth in this Agreement, during the Term, Service Provider shall provide or cause to be provided to the Company Group, including through one or more of Service Provider’s Affiliates at Service Provider’s sole and absolute discretion:

(i) the services set forth in Schedule 1.1(a) with respect to Aquarion NH, and, upon Buyer’s or Aquarion NH’s reasonable request, (x) certain follow-up or ancillary services that are within the scope of or incidental to the services set forth in Schedule 1.1(a) and (y) additional temporary, urgent services that are within the scope of, incidental to or related to the services set forth in Schedule 1.1(a);

(ii) prior to the consummation of the Aquarion Massachusetts Sale, the services set forth in Schedule 1.1(b) with respect to Aquarion Massachusetts, and, upon Eversource’s or Aquarion Massachusetts’ reasonable request, (x) certain follow-up or ancillary services that are within the scope of or incidental to the services set forth in Schedule 1.1(b) and (y) additional temporary, urgent services that are within the scope of, incidental to or related to the services set forth in Schedule 1.1(b); and

(iii) from and after the consummation of the Aquarion Massachusetts Sale, the services set forth in Schedule 1.1(a) with respect to Aquarion Massachusetts, and, upon Buyer’s or Aquarion Massachusetts’ reasonable request, (x) certain follow-up or ancillary services that are within the scope of or incidental to the services set forth in Schedule 1.1(a) and (y) additional temporary, urgent services that are within the scope of, incidental to or related to the services set forth in Schedule 1.1(a), in each case in accordance with the standard of performance set forth in Section 1.5 below (collectively, the “Services”). Service Provider shall have no obligation to materially alter the Services to accommodate changes in the commercial or physical operation or the business of the Company Group except to the extent reasonably necessary, at the applicable Services Termination Date, to assist with the transition of business functions that were performed by the Service Provider from the Service Provider to, as applicable, Buyer, Eversource or an Affiliate of Buyer or Eversource (including the Company Group).

Notwithstanding anything to the contrary herein:

(a) Eversource’s rights and obligations (including payment obligations) under this Agreement shall be solely with respect to Aquarion Massachusetts with respect to Services performed for or provided to Aquarion Massachusetts prior to the consummation of the Aquarion Massachusetts Sale, and not with respect to the Company Group generally. All references herein to Eversource acting “on behalf of the Company Group” or exercising rights with respect to the Company Group shall be deemed to be references to Eversource acting solely on behalf of, or exercising rights solely with respect to, Aquarion Massachusetts prior to the consummation of the Aquarion Massachusetts Sale and, for the avoidance of doubt, from and after the consummation of the Aquarion Massachusetts Sale, Eversource shall have no right to act on behalf of the Company Group or exercise rights with respect to the Company Group hereunder.

(b) Buyer’s rights and obligations (including payment obligations) under this Agreement shall be solely with respect to (i) Services performed for or provided to Aquarion NH and (ii) at or after the consummation of the Aquarion Massachusetts Sale, Services performed for or provided to Aquarion Massachusetts, and not with respect to the Company Group generally. All references herein to Buyer acting “on behalf of the Company Group” or exercising rights with respect to the Company Group shall be deemed to be references to Buyer acting solely on behalf of, or exercising rights solely with respect to, (x) Aquarion NH and (y) from and after the consummation of the Aquarion Massachusetts Sale, Aquarion Massachusetts.

(c) For the purposes of clarity, each of Buyer and Eversource’s payment obligations set forth in this Agreement are several and not joint.

Section 1.2
ACCOUNTS AND DISBURSEMENTS. To adequately perform certain of the Services with respect to the receipt of payments from the Company Group’s customers and post-closing payments to the Company Group’s vendors, contractors, and/or suppliers who provide goods and/or services to the Company Group (other than the Services), the Parties will continue to use the existing bank accounts of the Company Group, which accounts must stay in effect during the Term of this Agreement; provided, however, that Service Provider may change such accounts on prior written notice to Buyer or Eversource, as applicable. Each of Buyer and Eversource, on behalf of the Company Group, shall use commercially reasonable efforts to timely approve payments to vendors, suppliers, and contractors. Each of Buyer and Eversource, on behalf of the Company Group, shall use commercially reasonable efforts to timely deposit sufficient monies into the acquired bank accounts to cover any and all payments to be made to the Company Group’s vendors, suppliers, and contractors in a timely manner in connection with the Services hereunder. The Service Provider will be responsible for any penalties and/or interest accrued as a result of any late payment to said vendors, contractors, and/or suppliers that are due after the Closing and shall indemnify Buyer, Eversource and their respective Affiliates (including the Company Group) for any claims arising from any late payments; provided, however, to the extent any such late payment is due to Buyer’s or Eversource’s, on behalf of the Company Group, failure to timely approve such payment or to timely deposit sufficient funds in the appropriate bank account(s), the Company Group will be responsible for any penalties and/or interest accrued as a result of such late payment to said vendors, contractors and/or suppliers and shall indemnify the Service Provider for any claims arising from any such late payments. Service Provider will, within seven Business Days after the end of each month, deliver to Buyer and Eversource, on behalf of the Company Group, a statement setting forth the payments and collections made in connection with the accounts of the Company Group during the preceding month. If, (a) upon the consummation of the Aquarion Massachusetts Sale, the net amount of cash payments and collections with respect to Aquarion Massachusetts for the portion of the Term prior thereto resulted in Service Provider collecting more cash than it paid with respect to Aquarion Massachusetts, then Service Provider will promptly pay to Buyer, on behalf of Aquarion Massachusetts, the amount of such excess and (b) at the end of the Term, the net amount of cash payments and collections with respect to (x) Aquarion NH and (y) Aquarion Massachusetts for the portion of the Term at or after the consummation of the Aquarion Massachusetts Sale resulted in Service Provider collecting more cash than it paid with respect to Aquarion NH and, with respect to such portion of the Term, Aquarion Massachusetts, then Service Provider will promptly pay to Buyer, on behalf of the Company Group, the amount of such excess.
Section 1.3
REIMBURSEMENTs TO SERVICE PROVIDER OF MONIES PAID POST-CLOSING. Each of Buyer and Eversource, on behalf of the Company Group, shall reimburse Service Provider for any and all amounts paid by Service Provider for all expenses incurred after the Closing on behalf of the Company Group, except to the extent previously deposited, paid, or funded by Buyer, Eversource or the Company Group.
Section 1.4
RESOURCES. Service Provider shall maintain sufficient resources to perform the Services in accordance with this Agreement. At all times during the performance of Services by Service Provider, all persons performing such Services who shall be in the employ or under the control of Service Provider or its Affiliates, including third-party subcontractors, shall be independent from Buyer, Eversource and their respective Affiliates (including the Company Group), shall not be employees of Buyer, Eversource or any of their respective Affiliates (including the Company Group) and shall not be entitled to any payment, benefit, or perquisite from Buyer, Eversource or any of their respective Affiliates (including the Company Group) on account of such Services. Service Provider will not be required to provide any Services the provision of which would violate any applicable Law or bona fide internal compliance policy or procedure of Service Provider or its Affiliates; provided that in the event the provision of Services would violate applicable Law or bona fide internal compliance policy or procedure of Service Provider or its Affiliates, at Buyer’s, Eversource’s or the Company Group’s reasonable written request, Service Provider shall use commercially reasonable efforts and reasonably cooperate with the Company Group to develop an alternative means to provide the Services that does not violate such Law, policy or procedure.
Section 1.5
STANDARD OF PERFORMANCE. Service Provider shall perform or cause to be performed its obligations under this Agreement (a) in compliance with applicable Law, (b) with the same degree of care, skill, and prudence it customarily exercises and has historically exercised for its own operations, and (c) with respect to the performance of the Services, at a substantially similar priority, quantity, level and kind at which the Company Group received such Services during the one-year period prior to the Closing. SERVICE PROVIDER (a) MAKES NO WARRANTIES EXCEPT FOR THOSE SET FORTH IN THIS AGREEMENT AND (b) DISCLAIMS ALL OTHER WARRANTIES, WHETHER EXPRESS OR IMPLIED. Each of Buyer and Eversource acknowledges that the personnel of Service Provider and its Affiliates providing the Services may have other responsibilities and will not be dedicated exclusively to performing the Services.
Section 1.6
RECORDS. Service Provider shall maintain or cause to be maintained true and correct records of all receipts, invoices, reports, and such other documents as are customarily maintained by it for its own operations relating to the Services rendered hereunder (“Records”). Each of Buyer and, to the extent that such Records relate to Services provided to Aquarion Massachusetts prior to consummation of the Aquarion Massachusetts Sale, Eversource shall have the right to inspect such Records during regular office hours following reasonable prior written notice of any such inspection; provided that (a) such inspection is conducted in a manner that does not unreasonably interfere with the normal business operations of Service Provider and (b) if on Service Provider’s premises to inspect such Records, Buyer or Eversource, as applicable, shall cause its or Company Group’s employees, agents and representatives to adhere to any and all bona fide applicable rules, regulations and policies applicable to visitors at such premises and that have been communicated to Buyer or Eversource, as applicable, or the Company Group in advance in writing.
Section 1.7
REPRESENTATIVES OF SERVICE PROVIDER. Service Provider shall, at all times during the Term, keep representatives of Service Provider reasonably available to receive communications from Buyer, Eversource or their respective Affiliates (including the Company Group) regarding the applicable Services and to respond promptly to reasonable inquiries concerning the performance of such Services, as well as any other information pertaining to this Agreement.

Section 1.8
LIMITATION OF SERVICES. Except as expressly agreed herein, in connection with the performance of its obligations under this Agreement, in no event shall Service Provider be obligated to (a) make material modifications to its existing systems (it being understood that modifications to reflect changes in rates and customer information, to add and remove customers, and for other routine administrative actions shall be deemed not to be material modifications); (b) acquire additional assets, equipment, rights, or properties (including computer equipment, software, furniture, furnishings, fixtures, machinery, vehicles, tools, or other tangible personal property) that are not in the ordinary course of operations of Service Provider (other than to replace assets, equipment, rights, or properties); (c) hire additional employees; (d) perform any service that Service Provider reasonably believes requires consent, approval, authorization, or bargaining with respect to any collective bargaining agreement or other labor agreement with any labor union, works council, or organization; or (e) pay any costs related to the transfer or conversion of data from Service Provider or its Affiliates to Buyer, Eversource or their respective Affiliates (including the Company Group).
Section 1.9
SUBCONTRACTING. Service Provider may delegate performance of all or any part of the Services to (a) one or more Affiliates of Service Provider and/or (b) one or more third-party vendors, contractors, or suppliers; provided that no such delegation by Service Provider to any such Affiliate or third-party vendor, contractor or supplier shall in any way affect Buyer’s, Eversource’s or the Company Group’s rights or relieve Service Provider of any of its obligations under this Agreement. To the extent that Service Provider delegates performance of the Services hereunder, Service Provider will remain fully responsible for the performance of Services in accordance with the terms set forth herein and will pay said Affiliate or third party directly and will not seek reimbursement for any payments made therefor.
Section 1.10
INFORMATION POLICIES. When using any data processing or communications services of Service Provider or its Affiliates in connection with the provision of the Services, each of Buyer, Eversource and Company Group shall, and shall cause their employees, agents and representatives and the operation of any of their respective businesses to, adhere in all respects to Service Provider’s and its Affiliates’ bona fide corporate information policies (including policies with respect to the protection of proprietary information and other policies regarding the use of computing resources) that have been communicated to Buyer, Eversource or the Company Group in writing.
Section 1.11
Public health and safety emergencies Service Provider may, without Buyer’s or Eversource’s prior written consent, initiate or undertake emergency repairs or actions (collectively, “Emergency Services”) that may change the scope of services under this Agreement if, in Service Provider’s reasonable judgement, Service Provider believes public health and safety or regulatory compliance would be compromised without such Emergency Services and when time is of the essence and obtaining Buyer’s or Eversource’s prior written consent would not be practical. In such instances, Service Provider shall notify Buyer or Eversource, as applicable, promptly of such Emergency Services and, if applicable, Service Provider’s intention to request additional compensation for such Emergency Services.
Article II

COMPENSATION

Section 2.1
Compensation for Services. During the Term (subject to the terms of Article IV), each of Buyer and Eversource, on behalf of the Company Group, shall pay to Service Provider a monthly payment, which is the full statement of amount owing and due for each of Buyer and Eversource, respectively, as stated in the applicable monthly Invoice, as reimbursement of the actual cost, inclusive of applicable overheads, of provision of the Services to the Company Group described in Sections 1.1 and any Emergency Services, plus a margin of five percent (5%) applied to such actual costs, provided that in no event shall the total of such margin in each year after the Closing exceed $100,000 for Buyer and Eversource, in the aggregate (unless otherwise mutually agreed to in writing by Service Provider, Buyer and Eversource), in a manner consistent with Service Provider’s or its Affiliate’s billing practices to its or their other public utility Affiliates for shared services (each, a “Monthly Payment”). Service Provider shall provide each of Buyer and Eversource with reasonable documentation of the actual costs incurred by Service Provider in the provision of applicable Services to the Company Group, including the actual Services performed and the time charged. Each of Buyer and Eversource’s payment obligations set forth in this Section 2.1 and in Section 2.2 are several and not joint.
Section 2.2
Taxes. Each of Buyer and Eversource, on behalf of the Company Group, shall be responsible for all sales, use, excise, goods and services, and other similar taxes, levies, and charges (“Taxes”) (other than taxes based, in whole or in part, on the net income, franchise, profits, or employees of Service Provider) imposed by applicable Law on the provision of applicable Services hereunder. If Service Provider is required to pay any such Taxes in connection with its provision of Services under this Agreement, Service Provider shall separately invoice Buyer and Eversource, respectively, on behalf of the Company Group, for such Taxes, and each of Buyer and Eversource, as applicable, on behalf of the Company Group, shall promptly reimburse Service Provider therefor. Service Provider will use commercially reasonable efforts to cooperate with Buyer, Eversource and the Company Group in filing any reasonably requested documentation and certificates that would reduce any Taxes on the applicable Services under this Section or result in a refund of such Taxes; provided that Service Provider shall not be obligated to incur any out-of-pocket expenses in connection therewith unless Buyer or Eversource, as applicable, agrees to reimburse such out-of-pocket expenses. Service Provider shall be responsible for any losses (including any deficiency, interest and penalties) imposed as a result of a failure to timely remit such Taxes to the applicable Governmental Entity to the extent Buyer, Eversource or the Company Group timely remits such Taxes to Service Provider. Service Provider shall promptly notify Buyer or Eversource, as applicable, of any deficiency claim or similar notice by a Governmental Entity with respect to any such Taxes payable hereunder, and of any pending audit or other proceeding that could lead to the imposition of Taxes payable hereunder.
Article III

PAYMENT AND DEFAULT
Section 3.1
Submission of Invoice. Service Provider shall submit to each of Buyer and Eversource invoices as described in Section 2.1 above (each, an “Invoice”) on or before the tenth (10th) Business Day of each month setting forth the Monthly Payment due and owing for that month for the applicable Services provided to the Company Group in the immediately preceding month.

Section 3.2
Payment. Subject to the terms of Article IV, each of Buyer and Eversource, on behalf of the Company Group, shall pay their respective Monthly Payment described in a given Invoice no later than thirty (30) days after Buyer’s or Eversource’s respective receipt of such Invoice. Should any Services be provided up to and through the date that is sixty (60) months after the Effective Date (“End Date”), then the last Monthly Payment will be made on or before the date that is thirty (30) days after the End Date. Each Monthly Payment shall be paid by ACH or wire transfer of immediately available funds to the bank account designated by Service Provider in writing to Buyer and Eversource.
Section 3.3
DEFAULT IN PAYMENT. Should Buyer or Eversource default in their respective payment of the Monthly Payment for any month under the Term, and such default is not due to Service Provider’s failure to designate an account pursuant to Section 3.2 or due to Service Provider’s breach of the terms of this Agreement, Service Provider shall inform the defaulting Party and may, if such payment default is not cured within ten (10) days following the defaulting Party’s receipt of such notice, resort to the process set forth in Section 8.4 hereunder.
Article IV

TERM; TERMINATION
Section 4.1
TERM. Subject to this Article IV, the term of this Agreement will commence on the Effective Date and continue until the earlier of (a) the date that is sixty (60) months after the Effective Date, or (b) the termination of this Agreement in accordance with Section 4.2, or (c) the expiration, discontinuation or termination of all Services in accordance with this Agreement as mutually agreed by the Parties (the “Term”). The Term can be extended upon the mutual written agreement of the Parties. Notwithstanding anything to the contrary herein, from and after consummation of the Aquarion Massachusetts Sale, the term “Parties” shall be deemed to refer solely to Service Provider and Buyer for purposes of this Section 4.1.
Section 4.2
DISCONTINUATION OF SERVICES.
(a)
After the Effective Date, Buyer or Eversource may, on behalf of the Company Group, without cause and in accordance with the terms and conditions hereunder, request the discontinuation of all or any portion of the Services (so long as no remaining portion of the Services is dependent upon such portion that is the subject of the discontinuation request) by giving Service Provider at least fifteen (15) business days’ prior written notice in accordance with the terms of Section 8.2 (including by email transmission) (the date deemed sent, being the applicable “Sent Date”). The sixteenth (16th) business day after such Sent Date will constitute the termination date of such Services (the applicable “Services Termination Date”). For portions of the Services that Buyer or Eversource, on behalf of the Company Group, wishes to terminate that have upstream or downstream dependencies, the Parties shall work together to discontinue as soon as practicable the portion of the Services that Buyer or Eversource, on behalf of the Company Group, desires to terminate, while appropriately addressing or terminating the other dependent Services. For the avoidance of doubt, should Buyer or Eversource not earlier provide notice in accordance herewith for discontinuation of all Services, the Services Termination Date for any and all remaining Services shall be the End Date. The Parties shall cooperate as reasonably required to effectuate an orderly and systematic transfer to Buyer, Eversource, their respective Affiliates (including the Company Group) or their representatives of all of the duties and obligations previously performed by or on behalf of Service Provider under this Agreement; provided that Buyer or Eversource, on behalf of the Company Group, shall reimburse Service Provider for any reasonable and documented out-of-pocket expenses incurred by Service Provider in connection with such transition. For the avoidance of doubt, Service Provider shall not be obligated to initiate or undertake the provision of Services it is not reasonably able to complete before the applicable Services Termination Date (unless the applicable Services Termination Date is the End Date), and neither Buyer nor Eversource, on behalf of the Company Group, shall request additional Services or material changes to Services with respect to which there is a Sent Date after such Sent Date or to Services within fifteen business days of the End Date. If Buyer or Eversource, on behalf of the Company Group, discontinues any Services and Service Provider is unable to recover (from Persons other than Buyer and Eversource) the costs of such Services that were previously billed under this Agreement (“Unrecoverable Costs”), then the discontinuing Party and Service Provider shall negotiate in good faith to determine, within thirty (30) days after the applicable Services Termination Date (the applicable “Negotiation Period”), a “make whole” amount, if any, to be paid by the discontinuing Party to Service Provider with respect to such Unrecoverable Costs; provided that (i) Service Provider shall have used commercially reasonable efforts to recover such Unrecoverable Costs and (ii) Service Provider and the discontinuing Party may extend the applicable Negotiation Period by mutual written agreement. Notwithstanding anything to the contrary contained in this Section 4.2(a), without Buyer’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), Eversource shall not discontinue or request to amend any Services.
(b)
If any Party materially breaches any of its obligations under this Agreement and does not cure such breach within thirty (30) days after receiving written notice thereof from the non-breaching Party, then the non-breaching Party may, at its option, terminate the Services affected by such breach or this Agreement in its entirety by providing written notice of termination to the other Parties, which termination shall be effective immediately; provided that the breaching party shall have such extended period as may reasonably be required beyond the thirty (30) days if the nature of the cure is such that it reasonably requires more than thirty (30) days and the breaching Party commences the cure within the thirty (30) day period and thereafter continuously and diligently pursues the cure to completion. There shall be no right of termination during the period the breaching Party is pursuing continuously and diligently commercially reasonable efforts to cure any such claimed breach.
(c)
Should a Services Termination Date for certain Services occur on a date before the end date of a calendar month, then the Invoice for such partial month will state the amount owing and due as of such Services Termination Date for such Services and each of Buyer and Eversource, as applicable, on behalf of the Company Group, will pay such amount as the Monthly Payment.
Section 4.3
PROCEDURES UPON DISCONTINUATION OR TERMINATION OF SERVICES. Upon the discontinuation or termination of any Services hereunder, this Agreement shall be of no further force and effect with respect to such Services, except as to obligations accrued prior to the date of discontinuation or termination of such Services; provided, however, that Article IV, Article VI, Article VII, and Article VIII of this Agreement shall survive such discontinuation or termination.

Article V

COOPERATION
Section 5.1
COOPERATION. The Parties shall reasonably cooperate in good faith with each other in all matters relating to the provision and receipt of the Services under this Agreement.
Article VI

CONFIDENTIALITY; intELLECTUAL PROPERTY; DATA
Section 6.1
GENERALLY. Subject to Section 6.2, Section 6.3, and Section 6.4, each Receiving Party agrees (a) to maintain the confidentiality of, (b) not to directly or indirectly duplicate or disclose to any other Person (other than the Receiving Party’s Affiliates and Representatives) without prior written approval from the Disclosing Party, and (c) not to use for any purpose, other than (i) performing its obligations hereunder or (ii) such other purposes as may be authorized in writing by the Disclosing Party, any of the Disclosing Party’s Confidential Information. “Confidential Information” means (a) nonpublic or proprietary information of any nature (including prices, trade secrets, technological know-how, data, and all other nonpublic or proprietary concepts, methods of doing business, ideas, materials, or information) of the Party disclosing such information (the “Disclosing Party”) that is provided by or on behalf of the Disclosing Party to another Party (the “Receiving Party”) orally, visually, in writing, electronically, or in other tangible form and (b) all portions of documents that include such nonpublic or proprietary information of Disclosing Party; provided that all results of any Services provided hereunder shall be deemed to constitute part of the Company Group’s Confidential Information.
Section 6.2
EXCEPTIONS. The foregoing obligations of confidence, nondisclosure, and nonuse shall not apply to, and the Disclosing Party’s Confidential Information shall not include, any information that (a) was generally available to the public at the time of disclosure by or on behalf of the Disclosing Party to the Receiving Party, (b) becomes generally available to the public through no fault of the Receiving Party or its Affiliates or their respective Representatives, (c) was communicated to the Receiving Party by a third Person free of any obligation of confidence to the Disclosing Party known to the Receiving Party; or (d) was developed by officers, employees, or agents of or consultants to the Receiving Party independently of and without reference to the Disclosing Party’s Confidential Information, and, additionally in the case of Service Provider, was not developed as a result of performing obligations under this Agreement.
Section 6.3
REQUIRED DISCLOSURE. The Receiving Party may disclose the Disclosing Party’s Confidential Information to the extent necessary and appropriate to any Governmental Entity to comply with any obligation imposed on the Receiving Party in connection with a proceeding before a Governmental Entity of competent jurisdiction or otherwise to any Person pursuant to applicable Law or the rules or regulations of any applicable stock exchange; provided that, to the extent permitted, the Receiving Party shall give reasonably prompt notice to the Disclosing Party of the need for such disclosure, together with such other information about the proceeding as will enable the Disclosing Party to evaluate the obligation and the need and to elect either to intervene or otherwise appear or act in the proceeding to protect directly the Disclosing Party’s Confidential Information at the expense of the Disclosing Party. Alternatively, the Disclosing Party may request the Receiving Party to, and if so requested, the Receiving Party shall, make a reasonable and diligent effort at the expense of the Disclosing Party to obtain a protective order or otherwise to protect the confidentiality of information sought to be obtained in said proceeding.
Section 6.4
LENGTH OF CONFIDENTIALITY OBLIGATION. Receiving Party shall maintain and protect the confidentiality of the Disclosing Party’s Confidential Information as set forth in this Article VI for a period of two (2) years following the date of termination of this Agreement; provided that Receiving Party shall maintain and protect the confidentiality of personal information and personal data relating to the Disclosing Party’s employees, independent contractors, customers, clients, and suppliers as set forth in this Article VI indefinitely following the date of termination of this Agreement.
Section 6.5
INTELLECTUAL PROPERTY AND DATA. Each of Service Provider, Buyer, Eversource and their respective Affiliates (including the Company Group) shall retain ownership of its respective intellectual property and data existing as of the Closing except as may otherwise be provided for in the AWA-Unitil PSA, the ES-AWA PSA or the ES-Unitil PSA, as applicable. Unless otherwise agreed in writing, each Party agrees that any intellectual property or data of another Party or its licensors made available to such Party in connection with the provision of the Services, and any derivative works, additions, modifications, translations, or enhancements thereof created by a Party pursuant to this Agreement, are and shall remain the sole property of the Party that is the owner of such intellectual property or data; provided, that Company Group shall exclusively own any and all data generated primarily with respect to, and in the course of, the provision of the Services by Service Provider.
Article VII

INDEMNITY
Section 7.1
INDEMNIFICATION.
(a)
Buyer, on behalf of the Company Group (which, for the avoidance of doubt, excludes Aquarion Massachusetts prior to consummation of the Aquarion Massachusetts Sale for purposes of this Section 7.1(a)), agrees, to the fullest extent permitted by Law, to indemnify, defend, and hold harmless Service Provider and its Affiliates against and from all losses, claims, actions, proceedings, demands, costs, damages, liabilities, expenses (including reasonable attorneys’ fees), judgments, fines, and settlements (collectively, “Losses”) (i) caused by or arising out of or resulting from Buyer’s or Company Group’s fraud, willful misconduct, or gross negligence with respect to this Agreement, (ii) caused by or arising out of or resulting from Buyer’s breach of this Agreement (including the confidentiality obligations set forth in Article VI), and (iii) for any claims arising out of late payment to the Company Group’s vendors, suppliers, or contractors to the extent any such late payment is due to Buyer’s late approvals of payments or untimely deposit of sufficient funds as set forth in Section 1.2 and Section 1.3 herein.
(b)
Eversource, on behalf of the Company Group (which, for the avoidance of doubt, is limited to Aquarion Massachusetts for purposes of this Section 7.1(b)), agrees, to the fullest extent permitted by Law, to indemnify, defend, and hold harmless Service Provider and its Affiliates against and from all Losses (i) caused by or arising out of or resulting from Eversource’s or Company Group’s fraud, willful misconduct, or gross negligence with respect to this Agreement, (ii) caused by or arising out of or resulting from Eversource’s breach of this Agreement (including the confidentiality obligations set forth in Article VI), and (iii) for any claims arising out of late payment to the Company Group’s vendors, suppliers, or contractors to the extent any such late payment is due to Eversource’s late approvals of payments or untimely deposit of sufficient funds as set forth in Section 1.2 and Section 1.3 herein.
(c)
Service Provider agrees, to the fullest extent permitted by Law, to indemnify, defend, and hold harmless Buyer, Eversource and their respective Affiliates (including the Company Group) against and from all Losses (i) caused by or arising out of or resulting from Service Provider’s fraud, willful misconduct, or gross negligence with respect to this Agreement, (ii) caused by or arising out of or resulting from Service Provider’s breach of this Agreement (including the confidentiality obligations set forth in Article VI), and (iii) for any claims arising out of late payments to the Company Group’s vendors, suppliers or contractors, unless such late payment is due to Buyer’s or Eversource’s late approval of payments or untimely deposit of sufficient funds as set forth in Section 1.2 herein. The foregoing shall not apply to any Losses to the extent such Losses are caused by or arising out of or resulting from the failure of Buyer’s, Eversource’s or Company Group’s employees, agents and representatives to follow the reasonable instructions of Service Provider provided in connection with the performance of the Services.
Article VIII

MISCELLANEOUS
Section 8.1
COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or electronic mail transmission shall be effective as delivery of a manually executed counterpart of this Agreement.
Section 8.2
NOTICES. All notices, requests, demands, waivers, and other communications required or permitted to be given under this Agreement shall be in writing and may be given by any of the following methods: (a) personal delivery; (b) email transmission (with confirmation of transmission) but only to the extent promptly followed by notice provided for in subsections (a), (c), or (d) hereof; (c) overnight or certified mail, postage prepaid, return receipt requested; or (d) next day air courier service. Notices shall be sent to the appropriate Party at its address or email address given below (or at such other address or electronic address for such Party as shall be specified by notice given hereunder).

If to Service Provider, to:

Aquarion Water Authority

c/o South Central Connecticut Regional Water Authority

90 Sargent Drive

New Haven, CT 06511

Attention: Rochelle Kowalski

E-mail: rkowalski@rwater.com

or to such other Person or address as Service Provider shall designate in writing.

If to Buyer or the Company Group to:

Unitil Corporation

6 Liberty Lane West

Hampton, NH 03842

Attention: Daniel J. Hurstak

E-mail: hurstakd@unitil.com

or to such other Person or address as Buyer or the Company Group shall designate in writing.

If to Eversource, to:

Eversource Energy

107 Selden Street

Berlin, CT 06037

Attention: General Counsel

E-mail: gregory.butler@eversource.com

or to such other Person or address as Eversource shall designate in writing.

All such notices, requests, demands, waivers, and communications shall be deemed effective upon (i) actual receipt thereof by the addressee, (ii) actual delivery thereof to the appropriate address, or (iii) in the case of an email transmission that is promptly followed by notice provided for in subsections (a), (c), or (d) above, transmission thereof by the sender to the correct email address.

Section 8.3
GOVERNING LAW. This Agreement and any disputes arising hereunder or in connection herewith shall be governed by and construed in accordance with the internal Laws of the State of Delaware, without giving effect to any choice or conflicts of laws principles (whether of the State of Delaware or any other jurisdiction) that would otherwise require the application of the Laws of any other jurisdiction.
Section 8.4
JURISDICTION; WAIVER OF JURY TRIAL. EACH PARTY CONSENTS TO PERSONAL JURISDICTION IN ANY ACTION BROUGHT IN ANY COURT WITHIN THE STATE OF DELAWARE HAVING SUBJECT MATTER JURISDICTION ARISING UNDER THIS AGREEMENT, AND EACH OF THE PARTIES AGREES THAT ANY ACTION INSTITUTED BY ANY OF THEM AGAINST ANOTHER WITH RESPECT TO THIS AGREEMENT WILL BE INSTITUTED EXCLUSIVELY IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE (OR, IF THE COURT OF CHANCERY OF THE STATE OF DELAWARE DECLINES TO ACCEPT OR DOES NOT HAVE JURISDICTION, ANOTHER STATE COURT LOCATED WITHIN THE STATE OF DELAWARE OR, IF NO STATE COURT LOCATED WITHIN THE STATE OF DELAWARE HAS JURISDICTION, THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE). EACH OF THE PARTIES IRREVOCABLY WAIVES THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF ANY SUCH ACTION. EACH

PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT A PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION RESULTING FROM, ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (a) NO REPRESENTATIVE, AGENT, OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (b) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (c) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (d) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.4.
Section 8.5
CAPTIONS. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.
Section 8.6
WAIVERS. Any failure by any Party to comply with any of its obligations, agreements, or conditions herein contained may be waived by the Party to whom such compliance is owed by an instrument signed by the Party to whom compliance is owed and expressly identified as a waiver, but not in any other manner. No waiver of, or consent to a change in, any of the provisions of this Agreement shall be deemed or shall constitute a waiver of, or consent to a change in, other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.
Section 8.7
BINDING NATURE; ASSIGNMENT; REPRESENTATIONS AND WARRANTIES OF THE PARTIES; WAIVER OF SOVEREIGN IMMUNITY.
(a)
This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned, by operation of law or otherwise, by any of the Parties without prior written consent of the other Parties; provided however that Service Provider shall have the right to assign this Agreement to any of its subsidiaries; provided further, however, that any such assignment shall not relieve Service Provider of its obligations under this Agreement. Nothing contained herein, express or implied, is intended to confer on any Person, other than the Parties or their successors and assigns, any rights, remedies, obligations, or liabilities under or by reason of this Agreement. Any assignment in contravention of this Agreement shall be null and void and without legal effect on the rights and obligations of the Parties hereunder.
(b)
Each Party represents and warrants to the other Parties that: (i) such Party has all necessary power and authority under its Governing Documents to execute and deliver this Agreement and perform its obligations under this Agreement; (ii) the execution, delivery and performance of this Agreement by such Party has been duly authorized by all necessary action on the part of such Party and no further authorization, consent or similar action is necessary to authorize the execution, delivery and performance by such Party of this Agreement; and (iii) this Agreement has been duly and validly executed and delivered by such Party and this Agreement constitutes a valid, legal and binding agreement of such Party (assuming that this Agreement has been duly and validly authorized, executed and delivered by the other Parties), enforceable against such Party in accordance with its terms, subject to the Bankruptcy and Equity Exception.
(c)
To the extent that Service Provider or its Affiliates may be entitled to claim sovereign, governmental or municipal immunity from civil liability in any civil suit arising from or in connection with this Agreement, Service Provider, on behalf of itself and each of Service Provider’s Affiliates, hereby agrees not to claim, and hereby irrevocably waives, such sovereign, governmental or municipal immunity in respect of any disputes, controversies or claims to the extent arising out of or relating to this Agreement, including the construction, existence, validity, enforceability, enforcement, performance, breach or termination of this Agreement, in accordance with the terms of Ct. Special Act 77-98, Sec. 11.
Section 8.8
ENTIRE AGREEMENT. This Agreement and the Schedules attached hereto constitute the entire agreement among the Parties pertaining to the subject matter hereof, and supersede all prior agreements, understandings, negotiations, and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof.
Section 8.9
SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any applicable Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereunder is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in order that the transactions hereunder be consummated as originally contemplated to the greatest extent possible.
Section 8.10
AMENDMENT. This Agreement may be amended or modified only by an agreement in writing signed by Service Provider, Buyer and Eversource and expressly identified as an amendment or modification; provided, however, that any Schedule to this Agreement, or portion thereof, may be amended or modified by attaching a revised Schedule or other written description of the changes to such Schedule, signed by Service Provider, Buyer and Eversource; provided, further, that, following the consummation of the Aquarion Massachusetts Sale, any such amendment or modification that does not adversely affect any rights of Eversource hereunder shall only require an agreement in writing signed by Service Provider and Buyer. Notwithstanding the foregoing, nothing in this Agreement (other than Section 8.9) shall be construed as obligating any Party to amend or modify this Agreement, or any Schedules hereto, unless mutually agreed in writing by the applicable Parties.
Section 8.11
NO THIRD PARTY BENEFICIARIES. Except as expressly provided in this Agreement (including Section 7.1), nothing in this Agreement shall entitle any Person, other than Buyer, Eversource, the Company Group and Service Provider, to any claim, cause of action, remedy, or right of any kind. The Company Group is an express third party beneficiary of this Agreement.

Section 8.12
REFERENCES. Unless otherwise required by the context in which any term appears:
(a)
The singular shall include the plural, the plural shall include the singular, and the masculine gender shall include the feminine and neutral genders and vice versa.
(b)
References to “Articles,” “Sections,” “Schedules,” or “Subsections” shall be to articles, sections, schedules, or subsections of or to this Agreement unless stated otherwise, and references to “paragraphs” or “clauses” shall be to separate paragraphs or clauses of the section or subsection in which the reference occurs.
(c)
The words “herein,” “hereof,” “hereto,” and “hereunder” shall refer to this Agreement as a whole and not to any particular section or subsection of this Agreement; and the words “include,” “includes,” or “including” shall mean “including, without limitation.”
(d)
The word “or” will have the inclusive meaning represented by the phrase “and/or;” and “shall” and “will” mean “must,” and shall have equal force and effect and express an obligation.
(e)
“Writing,” “written,” and comparable terms refer to printing, typing, and other means of reproducing in a visible form.
(f)
The term “day” shall mean a calendar day, commencing at 12:00 a.m. (local time in New York, New York). The term “month” shall mean a calendar month; provided that when a period measured in months commences on a date other than the first day of a month, the period shall run from the date on which it starts to the corresponding date in the next month and, as appropriate, to succeeding months thereafter. Whenever an event is to be performed or a payment is to be made by a particular date and the date in question falls on a day which is not a Business Day, the event shall be performed, or the payment shall be made, on the next succeeding Business Day; provided, however, that all calculations shall be made regardless of whether any given day is a Business Day and whether or not any given period ends on a Business Day. Time is of the essence in this Agreement.
(g)
All references to a particular entity shall include such entity’s permitted successors and permitted assigns unless otherwise specifically provided herein.
(h)
All references herein to any Law or to any Contract shall be to such Law or Contract as amended, supplemented, or modified from time to time unless otherwise specifically provided herein.
(i)
All monetary amounts contained in this Agreement refer to currency of the United States.
Section 8.13
CONSTRUCTION. Each of Service Provider, Buyer and Eversource has had the opportunity to exercise business discretion in relation to the negotiation of the details of the transaction contemplated hereby. This Agreement is the result of arm’s-length negotiations from equal bargaining positions. It is expressly agreed that this Agreement shall not be construed against any Party, and no consideration shall be given or presumption made, on the basis of who drafted this Agreement or any particular provision thereof.
Section 8.14
LIMITATION ON DAMAGES. THE PARTIES ACKNOWLEDGE THAT THIS AGREEMENT DOES NOT AUTHORIZE ONE PARTY TO MAKE CLAIMS, INCLUDE IN CALCULATION, SUE FOR, OR COLLECT FROM ANY OTHER PARTY ANY PUNITIVE, CONSEQUENTIAL, SPECIAL OR INDIRECT DAMAGES IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY (EXCEPT TO THE EXTENT (I) SUCH DAMAGES ARE AWARDED TO THIRD PERSONS BY A COURT OF COMPETENT JURISDICTION OR (II) SUCH DAMAGES (A) NATURALLY AND NECESSARILY FLOW FROM THE BREACH CAUSING SUCH DAMAGES AND (B) WERE REASONABLY FORESEEABLE AT THE TIME OF EXECUTION OF THIS AGREEMENT), AND EACH PARTY EXPRESSLY WAIVES FOR ITSELF AND ON BEHALF OF ITS AFFILIATES, ANY AND ALL CLAIMS IT MAY HAVE AGAINST ANY OTHER PARTY FOR ANY SUCH DAMAGES IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY (EXCEPT TO THE EXTENT (I) SUCH DAMAGES ARE AWARDED TO THIRD PERSONS BY A COURT OF COMPETENT JURISDICTION OR (II) SUCH DAMAGES (A) NATURALLY AND NECESSARILY FLOW FROM THE BREACH CAUSING SUCH DAMAGES AND (B) WERE REASONABLY FORESEEABLE AT THE TIME OF EXECUTION OF THIS AGREEMENT). IN NO EVENT SHALL BUYER HAVE ANY LIABILITY TO ANY OTHER PARTY OR THEIR RESPECTIVE AFFILIATES FOR (1) EVERSOURCE’S BREACH OR PERFORMANCE OF THIS AGREEMENT OR (2) SERVICES PROVIDED TO AQUARION MASSACHUSETTS PRIOR TO THE CONSUMMATION OF THE AQUARION MASSACHUSETTS SALE. IN NO EVENT SHALL EVERSOURCE HAVE ANY LIABILITY TO ANY OTHER PARTY OR THEIR RESPECTIVE AFFILIATES FOR BUYER’S BREACH OR PERFORMANCE OF THIS AGREEMENT.
Section 8.15
RELATIONSHIP OF THE PARTIES. While providing the Services, Service Provider is acting as and shall be considered an independent contractor and no employee, contractor, or agent of Service Provider shall represent itself to third Persons to be other than an independent contractor of Buyer, Eversource or their respective Affiliates (including the Company Group), nor shall Service Provider permit itself to offer or agree to incur or assume any obligations or commitments in the name of or for Buyer, Eversource or their respective Affiliates (including the Company Group) without the prior consent and authorization of Buyer or Eversource, as applicable.
Section 8.16
NO FIDUCIARY DUTY. It is expressly understood and agreed that this Agreement is a purely commercial transaction between the Parties and that nothing stated herein shall operate to create any fiduciary duty which a Party shall owe to any other Party.
Section 8.17
MANAGEMENT AND CONTROL. Except as otherwise provided in this Agreement, management of, and control over, the provision of the Services (including the determination or designation at any time of the equipment, employees and other resources of Service Provider and its Affiliates to be used in connection with the provision of the Services) will reside solely with Service Provider. Without limiting the generality of the foregoing, all labor matters relating to any employees of Service Provider and its Affiliates will be within the exclusive control of Service Provider and its Affiliates. Service Provider will be solely responsible for the payment of all salary and benefits and all income tax, social security taxes, unemployment compensation, tax, workers’ compensation tax, other employment taxes or withholdings and premiums and remittances with respect to employees of Service Provider and its Affiliates used to provide Services.
Section 8.18
DECLARATION OF TRUST OF EVERSOURCE. The Declaration of Trust of Eversource provides that no shareholder of Eversource will be held to any liability whatsoever for the payment of any sum of money, or for damages or otherwise, under any contract, obligation or undertaking made, entered into or issued by the trustees of Eversource or by any officer, agent or representative elected or appointed by the trustees of Eversource and no such contract, obligation, or undertaking will be enforceable against the trustees of Eversource or any of them in their, his or her individual capacities or capacity and all such contracts, obligations and undertakings will be enforceable only against the trustees of Eversource as such, and every person, firm, association, trust and corporation having any claim or demand arising out of any such contract, obligation or undertaking will look only to the trust estate for the payment or satisfaction thereof.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, this Agreement has been signed by the undersigned as of the Effective Date.

SERVICE PROVIDER:

AQUARION WATER AUTHORITY

By: /s/ David Borowy
Name: David Borowy
Title: Chair

BUYER:

UNITIL CORPORATION

By: /s/ Daniel Hurstak
Name: Daniel Hurstak
Title: SVP, Chief Financial Officer and Treasurer

EVERSOURCE:

EVERSOURCE ENERGY

By: /s/ John Moreira

Name: John Moreira

Title: EVP, Chief Financial Officer and Treasurer

Signature Page to Operating and Transition Services Agreement

SCHEDULE 1.1

SERVICES